Exhibit 10.45

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”) is by and between Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) and Prem Nath, Ph.D., an individual (the “Consultant”). The Effective Date of this Agreement is the Effective Date of the Separation Agreement and General Release dated as of December 18, 2009 by and between Consultant and the Company.

RECITALS

A. The parties anticipate that effective January 15, 2010 (the “Separation Date”), Consultant shall cease employment as the Company’s Senior Vice President of Production Operations and Technology.

B. The Company and Consultant desire to have Consultant furnish the Company with certain services for a period of time after the Separation Date under the terms and conditions set forth in this Agreement.

AGREEMENT

SECTION 1. SERVICES

The Consultant will perform services (the “Services”) in the following areas: production process and operations relating to thin-film photovoltaic technologies and products. The parties agree that Consultant will work as and when requested by the Company. The Consultant will prepare such records and reports reasonably requested by the Company regarding the performance of the Services. The Consultant will use his best efforts to advance the interests of the Company, and will faithfully, industriously, and to the best of his abilities, perform the Services. Unless otherwise directed, the Consultant will report to the Company’s Chief Executive Officer.

SECTION 2. TERM

The term of this Agreement shall begin on the Separation Date (or such other date on which Consultant ceases to be an employee of the Company), and unless earlier terminated pursuant to the terms herein will continue in effect until June 30, 2011. The term of Agreement may be extended with the written agreement of both parties.

SECTION 3. ASSURANCES

The Company will do all things reasonably required in a prompt and timely manner to enable the Consultant to provide the Services and to otherwise perform his obligations pursuant to this Agreement.

SECTION 4. COMPENSATION

Subject to the provisions of this Agreement and provided Consultant performs all of his obligations and satisfies all of the conditions under this Agreement and the Separation Agreement and General Release dated as of December 18, 2009 that Consultant entered into with the Company (“Separation Agreement”), the Company will provide the following compensation to Consultant:

(a) Of the up to fifteen thousand (15,000) restricted stock units (“RSUs”) scheduled to vest on July 31, 2010 under Employee’s Executive Employment Agreement dated as of July 15, 2009 (the “Employment Agreement”) based upon evaluation of Employee’s performance, seven thousand five hundred (7,500) RSUs shall be deemed vested as of July 31, 2010. Of the up to twenty thousand (20,000) RSUs scheduled to vest on December 31, 2010 under the Employment Agreement based upon evaluation of Employee’s performance, ten thousand (10,000) RSUs shall be deemed vested as of December 31, 2010. Of the up to twenty thousand (20,000) RSUs scheduled to vest on July 31, 2011 under the Employment Agreement based upon evaluation of Employee’s performance, ten thousand (10,000) RSUs shall be deemed vested as of an accelerated date of June 30, 2011. All remaining RSUs eligible for vesting on July 31, 2010, December 31, 2010 or July 31, 2011, shall not vest and are hereby forfeited by Consultant.

(b) Of the up to twenty-five thousand (25,000) stock options (“Options”) scheduled to vest on January 1, 2011 under the Employment Agreement, twelve thousand five hundred (12,500) Options shall be deemed vested as of January 1, 2011. Of the up to twenty-five thousand (25,000) stock options (“Options”) scheduled to vest on January 1, 2012 under the Employment Agreement, twelve thousand five hundred (12,500) Options shall be deemed vested as of an accelerated date of June 30, 2011. All remaining Options eligible for vesting on January 1, 2011 or January 1, 2012 shall not vest and are hereby forfeited by Consultant.

Except as set forth above or in his Separation Agreement, Consultant will under no circumstances, including a legal finding regarding employee status, be entitled to any other benefits or compensation from the Company, including: the grant of new, or the continued vesting of any outstanding, RSUs, Options or other equity awards; and benefits under any and all employee benefit plans of the Company. Notwithstanding any prior agreement or arrangement to the contrary, Consultant agrees and understands that Consultant is responsible for payment, if any, of all local, state, and/or federal taxes on the payments and any other consideration provided under this Agreement by the Company and any penalties or assessments thereon.

SECTION 5. REIMBURSEMENT OF EXPENSES

The Company shall reimburse Consultant for any reasonable out of pocket or travel expenses incurred by the Consultant that: (1) are consistent with the Company’s travel and expense policy; (2) result from Consultant’s performance of Services under this Agreement; and (3) directly relate to work assignments pre-approved by the Company’s Chief Executive Officer or his designee. The Company may refuse to reimburse expenses that do not meet all of these criteria. The Consultant shall promptly submit itemized statements of expenses for reimbursement.

SECTION 6. ASSIGNMENT OF RIGHTS

The Consultant may not assign or delegate any of his rights or obligations under this Agreement to any person without the prior written consent of the Company, which the Company may withhold in its sole discretion.

SECTION 7. NO AUTHORITY TO BIND COMPANY

The Consultant and the Company agree that the Consultant has no authority to bind the Company as its agent, except as expressly agreed to by the parties in a separate written agreement. The Consultant will not make any representations, or take any actions, that would create the impression that he has authority to bind the Company.

Consultant Agreement

SECTION 8. RELATIONSHIP BETWEEN PARTIES

The Consultant and the Company recognize and agree that the Consultant is not an employee of the Company and is furnishing the Services as an independent contractor. The Consultant may perform services for others during those periods when the Consultant is not performing work under this Agreement for the Company.

SECTION 9. LIMITATIONS OF LIABILITY

The Consultant agrees to indemnify the Company against all liability or loss, and against all claims or actions based on or arising out of damage or injury (including death) to persons or property caused by or sustained in connection with his performance of this Agreement or by conditions created thereby, or based on his violation of any statute, ordinance, or regulation, and agrees to indemnify the Company against the cost of defending any such claims or actions.

SECTION 10. REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to the Company that there is no employment contract, consultant agreement, or any other contractual obligation to which the Consultant is subject that prevents the Consultant from entering into this Agreement or from performing fully the Services under this Agreement.

SECTION 11. CONFIDENTIAL INFORMATION AND INVENTIONS

As used in this Agreement, the term “Confidential Information” means: (a) proprietary information of the Company; (b) information marked or designated by the Company as confidential; (c) information, whether or not in written form and whether or not designated as confidential, that is known or should reasonably be known to the Consultant as being treated by the Company as confidential; (d) information provided to the Company by third parties that the Company is obligated to keep confidential; and (e) any supplier or vendor list of the Company. Confidential Information includes, but is not limited to, discoveries, ideas, designs, drawings, specifications, techniques, models, trade secrets, data, programs, documentation, processes, know-how, customer lists, vendor lists, supplier lists, marketing plans, and financial and technical information. The term “Confidential Information” shall not include any information that the Company now or hereafter voluntarily disseminates to the public or that otherwise becomes part of the public domain through lawful means.

The Consultant agrees and acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by the Consultant. The Consultant agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the express written consent of the Company, and also to comply with all Company policies and procedures for the protection of Confidential Information. Upon expiration or termination of this Agreement, or otherwise as requested, the Consultant will deliver promptly to the Company all Confidential Information, in whatever form, that may be in his possession or under his control.

The Consultant agrees that all inventions, whether patentable or not, conceived or made or reduced to practice by the Consultant during or in connection with his performance of this Agreement will be promptly and fully disclosed to the Company or its nominee. The Consultant hereby assigns and agrees to assign all of his rights or interests in any inventions, whether patentable or not, conceived or made or reduced to practice by him during or in connection with his performance of this Agreement which: (i) relate to the thin-film photovoltaic technology; (ii) relate to business known by the Consultant to be anticipated business of the Company; (iii) relate to any actual or demonstrably anticipated research or development work of the Company; (iv) result from any work performed by the Consultant for the

Consultant Agreement

Company; or (v) were invented using either the Company’s equipment, supplies, facility, time, or Confidential Information. The Consultant agrees to assist the Company in every proper way (entirely at the Company’s expense) to obtain patents on any inventions assigned to the Company and that the Company, in its sole discretion, seeks to patent. Further, the Consultant agrees that all creative work prepared or originated by the Consultant for the Company under this Agreement that may be subject to or eligible for protection under federal copyright laws, constitutes work made for hire, all rights to which are owned by the Company; and the Consultant hereby assigns to the Company all rights, title, and interest, whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws.

The Consultant acknowledges that any disclosure of Confidential Information will cause irreparable harm to the Company. In the event of a breach of these obligations, the Company will be entitled to: (a) specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this section of this Agreement; (b) a judgment for damages caused by the Consultant’s breach; and (c) any other remedies provided by applicable law or equity. The obligations set forth in this section will continue and survive this Agreement for as long as the Consultant possesses Confidential Information.

Upon expiration or earlier termination of this Agreement, Consultant will turn over to the Company all equipment or other materials and property issued to him by the Company during the term of this Agreement, along with all documents, notes, computer files, and other materials which he has in his possession or subject to his control, relating to the Company, or its technology, products or customers.

SECTION 12. MISCELLANEOUS PROVISIONS

12.1 Binding Effect. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

12.2 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

12.3 Amendments. This Agreement may be amended only by an instrument in writing executed by both parties.

12.4 Termination. If the Company in its sole discretion reasonably determines that Consultant has breached any material obligation or provision of this Agreement or the Separation Agreement, then (a) the Company may immediately terminate this Agreement without recourse by Consultant and (b) payment or provision of compensation due to Consultant under this Agreement shall immediately cease and/or be forfeited. The Company may terminate this Agreement upon the death or Disability (as defined in the Company’s 2005 Stock Option Plan, as amended) of Consultant, and upon such termination (1) any Options or RSUs payable under this Agreement that are not yet vested shall be forfeited and (2) any vested Options may be exercised in accordance with the 2005 Stock Option Plan, as amended.

12.5 Construction. The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.

12.6 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

Consultant Agreement

12.7 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

12.8 Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

12.9 Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

12.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Colorado, without regard to conflict-of-laws principles.

12.11 Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant or made on his behalf under the terms of this Agreement. Consultant agrees and understands that he is responsible for payment, if any, of all local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Consultant’s failure to pay or if required by law the Company’s failure to withhold, or Consultant ‘s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

12.12 Attorney Fees. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

12.13 Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

12.14 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

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Consultant Agreement

The parties enter into this Agreement as of the date written above.

CONSULTANT	ASCENT SOLAR TECHNOLOGIES, INC.

/s/ Prem Nath	By:	/s/ Farhad Moghadam	12/21/09
Prem Nath, Ph.D.		Farhad Moghadam, Ph.D.
Chief Executive Officer

Consultant Agreement